Filed Pursuant to Rule 424(b)(3)
Registration No. 333-203592
Prospectus Supplement No. 8
(to Prospectus dated July 29, 2015)

13,225,000 shares of Common Stock issuable upon the exercise of the 13,225,000 outstanding Warrants issued in our public offering

This prospectus supplement supplements the prospectus dated July 29, 2015, as supplemented by prospectus supplement No. 1 dated August 19, 2015, prospectus supplement No. 2 dated September 1, 2015, prospectus supplement No. 3 dated September 15, 2015, prospectus supplement No. 4 dated October 27, 2015, prospectus supplement No. 5 dated December 2, 2015, prospectus supplement No. 6 dated December 22, 2015, and prospectus supplement No. 7 dated January 4, 2016 (the “Prospectus”), which relates to the offering of the shares of common stock of Perseon Corporation (the “Company,” “we,” or “our”) that are underlying the Warrants that we issued in our public offering, which closed on August 4, 2015 (the “Offering”). The securities underlying the Warrants include 13,225,000 shares of our common stock, which are issuable upon the exercise of the 13,225,000, outstanding Warrants that we issued in the Offering.  Each Warrant is exercisable for one share of common stock at an exercise price of $0.99 per share. The Warrants expire July 29, 2020.

This prospectus supplement incorporates into the Prospectus certain information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 11, 2016.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our common stock and the Warrants are listed on The NASDAQ Capital Market under the symbols “PRSN” and “PRSNW”. On January 8, 2016, the closing sale price of our common stock and the Warrants on The NASDAQ Capital Market were $0.126 per share and $0.0132 per warrant, respectively.

AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 6 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 11, 2016.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 23, 2015

PERSEON CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-32526	75-1590407
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

460 West 50 North
Salt Lake City, Utah 84119
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:  (801) 972-5555

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 3.01                      Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 7, 2016, Perseon Corporation (the “Company”) received a notice from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) stating that the Company failed to solicit proxies and hold an annual meeting of stockholders within 12 months after its fiscal year ended December 31, 2014, as required by Nasdaq Listing Rules 5620(a) and (b) (collectively, the “Annual Meeting Rule”). The failure to comply with the Annual Meeting Rule relates to the change in the company’s fiscal year end from August 31 to December 31, in that while the Company solicited proxies and held an annual meeting on February 5, 2015 for the fiscal year ended August 31, 2014, the Company did not solicit proxies and hold an annual meeting of stockholders for the transition period ended December 31, 2014. Accordingly, trading in the Company’s common stock and publicly traded warrants (Nasdaq symbols PRSN and PRSNW, respectively) will be suspended at the opening of business on January 19, 2016 and a Form 25-NSE will be filed with the Securities and Exchange Commission, which will remove the Company’s securities from listing and registration on The Nasdaq Stock Market.

While a delisting of the company’s securities will impact stock trading liquidity, the Company does not expect the delisting will have any immediate material impact on its commercial business and its ability to serve its customers.

 Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 23, 2015, the board of directors of the Company agreed with Clinton E. Carnell, Jr. that as part of the Company’s plan to materially reduce expenses, Mr. Carnell will no longer receive a salary for his services to the Company as President and Chief Executive Officer. Mr. Carnell remains the Company's Principal Executive Officer.

The Company is continuing to evaluate the strategic options available to it at this time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERSEON CORPORATION

Date: January 11, 2016	By:	/s/ Clinton E. Carnell Jr.

	Name:	Clinton E. Carnell Jr.
	Title:	President and Chief Executive Officer Principal Executive Officer